Exhibit 5

September 16, 2013

SB Financial Group, Inc.
401 Clinton Street
Defiance, Ohio  43512

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission by SB Financial Group, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of $30,000,000 of (i) shares of Common Stock of the Company, without par value (the “Common Stock”), and (ii) shares of Preferred Stock of the Company, with par value (the “Preferred Stock”) (the Common Stock and Preferred Stock are referred to below as the “Company Stock”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement.  We have reviewed the Company’s Amended Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Company Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when (a) the Board of Directors of the Company or a committee to whom the Board has delegated such authority shall have taken all necessary corporate action to authorize the sale and issuance of the Company Stock, and (b) the shares of Company Stock shall have been issued and sold as described in the Registration Statement (including any prospectus supplement relating to shares of Company Stock), and if in an underwritten public offering, in accordance with the terms of the applicable underwriting agreement and related agreements approved by the Board of Directors of the Company, those shares of Company Stock will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP